As filed with the Securities and Exchange Commission on December 20, 2013

Registration No. 333-___________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

LA JOLLA PHARMACEUTICAL COMPANY
(Exact Name of Registrant as Specified in its Charter)

California (State or Other Jurisdiction of Incorporation or Organization)	33-0361285 (I.R.S. Employer Identification No.)

4660 La Jolla Village Drive, Suite 1070
San Diego, California 92122
(Address of Principal Executive Offices)

2013 Equity Incentive Plan*
Standalone Inducement Awards*
(Full Title of the Plan)
______________________________________________________________
* See explanatory note on following page

George F. Tidmarsh, M.D., Ph.D.
President and Chief Executive Officer
4660 La Jolla Village Drive, Suite 1070
San Diego, California 92122
Telephone: (858) 207-4264
(Name and Address of Agent for Service)

Copy to:
Ryan A. Murr
Ropes & Gray LLP
Three Embarcadero Center, Third Floor
San Francisco, California 94111
Telephone: (415) 315-6395
Facsimile: (415) 315-6026
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.0001 par value per share	21,460,086	shares (3)	$0.135	$2,897,112	$373.15
Common Stock, $0.0001 par value per share	68,332,871	shares (4)	$0.135	$9,224,938	$1,188.17
Common Stock, $0.0001 par value per share	5,461,588	shares (5)	$0.135	$737,314	$94.97
Common Stock, $0.0001 par value per share	9,873,956	shares (6)	$0.135	$1,332,984	$171.69
Common Stock, $0.0001 par value per share	5,608,195	shares (7)	$0.135	$757,106	$97.52
Common Stock, $0.0001 par value per share	2,654,097	shares (8)	$0.135	$358,303	$46.15

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction under the anti-dilution provisions of the standalone inducement awards or the registrant’s 2013 Equity Incentive Plan (the “2013 Plan”) or the forms of awards granted thereunder.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, and based on the average of the high and low sale prices of the registrant’s Common Stock, as quoted on the Over the Counter Bulletin Board on December 16, 2013.

(3) Represents shares of Common Stock reserved for issuance pursuant to options available for grant (but not yet granted) under the 2013 Plan.

(4) Represents (i) 1,180,442 shares of Common Stock granted on April 10, 2012, (ii) 800,000 shares of Common Stock granted on April 29, 2013 and (iii) 66,352,429 shares of Common Stock granted on September 24, 2013 to George F. Tidmarsh, M.D., Ph.D. in connection with his employment.

(5) Represents (i) 1,180,442 shares of Common Stock granted on April 10, 2012, (ii) 300,000 of Common Stock granted on April 29, 2013 and (iii) 3,981,146 shares of Common Stock granted on September 24, 2013 to Saiid Zarrabian in connection with his services as a director.

(6) Represents (i) 626,966 shares of Common Stock granted on April 10, 2012, (ii) 400,000 shares of Common Stock granted on April 29, 2013 and (iii) 8,846,990 shares of Common Stock granted on September 24, 2013 to James Rolke in connection with his employment.

(7) Represents (i) 300,000 shares of Common Stock granted on April 29, 2013 and (ii) 5,308,195 shares of Common Stock granted on September 24, 2013 to Chester S. Zygmont, III in connection with his employment.

(8) Represents 2,654,097 shares of Common Stock granted on September 24, 2013 to Stacey Ruiz in connection with her employment.

Explanatory Note:
This Registration Statement on Form S-8 is being filed by the registrant to register (i) 21,460,086 shares of Common Stock reserved for issuance under the registrant’s 2013 Equity Incentive Plan (the “2013 Plan”), and (ii) 91,930,707 shares of Common Stock issued under previously announced stand-alone inducement awards granted on April 10, 2012, April 29, 2013 and September 24, 2013 to the registrant’s President and Chief Executive Officer, a board member, and three employees.

This Registration Statement contains two parts.  The first part contains a “reoffer” prospectus prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8).  The reoffer prospectus permits reoffers and resales of those shares referred to above that constitute “control securities” or "restricted securities," within the meaning of Form S-8, by certain of the Company’s shareholders, as more fully set forth therein.  The second part contains information required to be set forth in the registration statement pursuant to Part II of Form S-8.  Pursuant to the Note to Part I of Form S-8, the plan information specified by Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission.  The Company will provide without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are also incorporated by reference in the reoffer prospectus as set forth in Form S-8), other than exhibits to such documents that are not specifically incorporated by reference, the other documents required to be delivered to eligible employees pursuant to Rule 428(b) under the Securities Act and additional information about the Plan.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) REOFFER PROSPECTUS

Information required by Part I to be contained in the Section 10(a) reoffer prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

REOFFER PROSPECTUS

La Jolla Pharmaceutical Company
91,930,707 Shares of Common Stock

This reoffer prospectus covers the sale of an aggregate of up to 91,930,707 shares (the “Shares”) of our common stock, $0.0001 par value per share (the “Common Stock”) that have been acquired pursuant to stand-alone inducement awards granted to certain individuals described in the section of this prospectus entitled “Selling Shareholders,” some of whom are deemed to be our affiliates, as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”).

We will not receive any proceeds from the sale by the Selling Shareholders of the shares covered by this reoffer prospectus. We are paying the cost of registering the shares covered by this reoffer prospectus, as well as various related expenses. The shares included in this reoffer prospectus may be offered and sold directly by the Selling Shareholders in accordance with one or more of the methods described in the “Plan of Distribution,” which begins on page 8 of this reoffer prospectus. The Selling Shareholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares under this reoffer prospectus.

Our Common Stock is quoted on the OTCBB tier of the OTC Markets Group Inc. under the symbol “LJPC”. On December 19, 2013, the last reported sale price per share of our Common Stock on the OTCBB was $0.14. Our principal executive offices are located at 4660 La Jolla Village Drive, Suite 1070, San Diego, California 92122 and our telephone number is (858) 207-4264.

In reviewing this reoffer prospectus, you should carefully consider the matters described under the heading “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is December 20, 2013.

All references to “La Jolla,” “the Company,” “we,” “our,” “us” and similar terms in this reoffer prospectus refer to La Jolla Pharmaceutical Company.
You should rely only on the information contained in this reoffer prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this reoffer prospectus is accurate as of any date other than the date on the front of this reoffer prospectus.

Some of the industry data contained in this reoffer prospectus are derived from data from various third-party sources. While we are not aware of any misstatements regarding any industry data presented herein, such data are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this reoffer prospectus.

i

REOFFER PROSPECTUS SUMMARY
The following is a summary of some of the information contained in this reoffer prospectus. In addition to this summary, we urge you to read the entire reoffer prospectus carefully, especially the risks relating to our business and common stock discussed under the heading “Risk Factors.”
La Jolla Pharmaceutical Company
Our Business
La Jolla Pharmaceutical Company is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapeutics for chronic organ failure and cancer. Our drug development efforts are focused on two product candidates: GCS-100 and LJPC-501. GCS-100 targets the galectin-3 protein, which, when overproduced by the human body, has been associated with chronic organ failure and cancer. In January 2013, we initiated a Phase 1/2 clinical trial with GCS-100 for the treatment of chronic kidney disease, or CKD. The Phase 1 portion of the clinical trial was successfully completed on May 6, 2013. After analysis of the data from the Phase 1/2 clinical study we decided to suspend the Phase 2 portion and expanded it to a three arm randomized 117 patient Phase 2 clinical study. We have started the Phase 2 randomized single blinded clinical trial of GCS-100 for the treatment of CKD.  LJPC-501 is a peptide agonist of the renin-angiotensin system, which is designed to help restore kidney function in patients with hepatorenal syndrome, or HRS. We filed an Investigational New Drug Application, or IND with the Food and Drug Administration or FDA for LJPC-501 on May 31, 2013, and received acceptance to move forward with our planned Phase 1 clinical trial and plan to initiate the Phase 1 clinical trial in HRS during the first half of 2014.
GCS-100 Overview
GCS-100 is a complex polysaccharide derived from pectin that binds to, and blocks the activity of galectin-3, a type of galectin. Galectins are a member of a family of proteins in the body called lectins. These proteins interact with carbohydrate sugars located in, on the surface of, and in between cells. This interaction causes the cells to change behavior, including cell movement, multiplication, and other cellular functions. The interactions between lectins and their target carbohydrate sugars occur via a carbohydrate recognition domain, or CRD, within the lectin. Galectins are a subfamily of lectins that have a CRD that bind specifically to beta-galactoside sugar molecules.
Galectins have a broad range of functions, including regulation of cell survival and adhesion, promotion of cell-to-cell interactions, growth of blood vessels, regulation of the immune response and inflammation.
Over-expression of galectin-3 has been implicated in a number of human diseases, including chronic organ failure and cancer. This makes modulation of the activity of galectin-3 an attractive target for therapy in these diseases.
Current Clinical Study
In December 2012, we announced that the FDA’s Division of Cardiovascular and Renal Products had accepted our IND, which included a clinical trial protocol designed to study GCS-100 in patients with CKD. In January 2013, we initiated a Phase 1/2 clinical trial with GCS-100 in patients with CKD. The trial is designed in two parts. Part A (Phase 1) will evaluate the safety of single, ascending doses of GCS-100 and determine a maximum tolerated dose. Part B (Phase 2) will evaluate the safety and activity of multiple doses of GCS-100. Part B is designed to measure activity and will include various markers of kidney function. Part A of the clinical trial has been completed and Part B has been suspended.
Part B of the Phase 1/2 trial was suspended after analysis of the Phase 1 data in order to move forward with a new Phase 2 randomized single blinded clinical study of GCS-100 for the treatment of CKD.  The Phase 2 clinical trial will dose up to 117 patients weekly up to eight weeks randomized 1:1:1 in three dosing groups, placebo, 1.5 mg/m2, or milligrams per meter squared, and 30 mg/m2, with the primary endpoint being change in estimated Glomerular Filtration Rate, or eGFR, from baseline compared to placebo and the secondary endpoint being safety. This Phase 2 trial has completed enrollment of 121 patients and we expect to receive data from the study during the first half of 2014.
LJPC-501 Overview
LJPC-501 is a peptide agonist of the renin-angiotensin system that acts to help the kidneys balance body fluids and electrolytes. Studies have shown that LJPC-501 may improve renal function in patients with HRS. HRS is a life-threatening form of progressive renal failure in patients with liver cirrhosis or fulminant liver failure. In these patients, the diseased liver secretes vasodilator substances (e.g., nitric oxide and prostaglandins) into the bloodstream that cause under-filling of blood vessels. This low-blood-pressure state causes a reduction in blood flow to the kidneys. As a means to restore systemic blood pressure, the kidneys induce both sodium and water retention, which contribute to ascites, a major complication associated with HRS. HRS is categorized into two types, based on the rapidity of the progression of renal failure as measured by a marker called serum creatinine. Type 1 HRS is the more rapidly progressing type and is characterized by a 100% increase in serum creatinine to > 2.5 mg/dL, or milligrams per deciliter, within two weeks. Fewer than 10% of people with Type 1 HRS survive hospitalization, and the median survival is only a few weeks. Type 2 HRS is slower progressing, with serum creatinine rising gradually; however, patients with Type 2 HRS can develop sudden renal failure and progress to Type 1 HRS. Although ascites occurs in both Type 1 and Type 2 HRS, recurrent ascites is a major clinical characteristic of Type 2 HRS patients, and median survival is only four to six months. We estimate that HRS affects an estimated 90,000 people in the United States, and most of these patients will die from this disease.

In February 2013, we conducted a meeting with the FDA to discuss the design for a clinical trial studying LJPC-501 in patients suffering from HRS. Based on feedback from this meeting, we filed an IND on May 31, 2013 and received acceptance to move forward with our planned Phase 1 clinical study  of LJPC-501 for the treatment of HRS.  We plan to initiate the Phase 1 clinical trial of LJPC-501for the treatment of HRS by the end of 2013.
Recent Business Developments
On September 24, 2013, the Company entered into a Securities Purchase Agreement with the purchasers thereto, pursuant to which the Company agreed to sell, for an aggregate price of $10 million, approximately 96,431,000 shares of the Company’s Common Stock, par value $0.0001 per share at a price of $0.07 per share and approximately 3,250 shares of Series F Convertible Preferred Stock at a price of $1,000 per share. The private placement closed on September 27, 2013. The estimated proceeds to the Company, net of commissions, was approximately $9.7 million.
Risks Related to La Jolla

We face a number of risks and uncertainties, including the following:

•  We have only limited assets.
•  The technology underlying our compounds is uncertain and unproven.
•  Results from any future clinical trials we may undertake may not be sufficient to obtain regulatory approvals to market our drug candidates in the United States or other countries on a timely basis, if at all.
•  Future clinical trials that we may undertake may be delayed or halted.
•  If the third-party manufacturers upon which we rely fail to produce our drug candidates that we require on a timely basis, or to comply with stringent regulations applicable to pharmaceutical drug manufacturers, we may face delays in the trials, regulatory submissions, required approvals or commercialization of our drug candidates.
•  Our success in developing and marketing our drug candidates depends significantly on our ability to obtain patent protection. In addition, we will need to successfully preserve our trade secrets and operate without infringing on the rights of others.
•  Because a number of companies compete with us, many of which have greater resources than we do, and because we face rapid changes in technology in our industry, we cannot be certain that our products will be accepted in the marketplace or capture market share.
•  Our stock has only limited trading volume, which may adversely impact the ability of shareholders to sell shares at a desired price, or to fully liquidate their holdings.
•  The price of our common stock has been, and will be, volatile and may continue to decline.
•  Our common stock is considered a “penny stock” and does not qualify for exemption from the “penny stock” restrictions, which may make it more difficult for you to sell your shares.
For further discussion of these and other risks and uncertainties that La Jolla faces, see the “Risk Factors” section beginning on page 4 of this reoffer prospectus.
Corporate Information
Our principal executive offices are located at 4660 La Jolla Village Drive, Suite 1070, San Diego, California 92122 and our telephone number is (858) 207-4264. Our Internet address is www.ljpc.com. Our website and the information contained on that site, or connected to that site, is not part of or incorporated by reference into this reoffer prospectus.

THE OFFERING
Common stock covered by this reoffer prospectus:	Up to 91,930,707 shares of Common Stock

Common stock outstanding as of December 19, 2013:	220,220,368 shares

Use of proceeds:
The Selling Shareholders will receive all of the proceeds from the sale of the shares offered for sale by them under this reoffer prospectus. We will not receive proceeds from the sale of the shares by the Selling Shareholders. See “Use of Proceeds.”

Risk factors:	The shares offered hereby involve a high degree of risk. See “Risk Factors” beginning on page 4.
Dividend policy:	We currently intend to retain any future earnings to fund the development activities and operation of our business. Therefore, we do not currently anticipate paying cash dividends on our Common Stock.
Trading Symbol:	Our Common Stock currently trades on the OTCBB under the symbol “LJPC.”

RISK FACTORS

You should carefully consider the risks described below and all of the other information contained in this reoffer prospectus in evaluating us and our common stock. If the following risks and uncertainties, or any one of them, develops into actual events, they could have a material adverse effect on our business, financial condition or results of operations. In that case, the trading price of our common stock could decline.

Risks Relating to La Jolla’s Business and Industry

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information before deciding to invest in our common stock. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently consider immaterial may also adversely affect our business. We have attempted to identify below the major factors that could cause differences between actual and planned or expected results, but we cannot assure you that we have identified all of those factors.

If any of the following risks actually happen, our business, financial condition and operating results could be materially adversely affected. In this case, the trading price of our common stock could decline, and you could lose all or part of your investment.

We have only limited assets.

As of September 30, 2013, we had no revenue sources, an accumulated deficit of $459 million and available cash and cash equivalents of $10.7 million. Although we acquired the GCS-100 patent estate in January 2012 for nominal consideration, the values of these assets are highly uncertain. As a result, we have only limited assets available to operate and develop our business. We are utilizing our existing cash balances to conduct clinical studies of GCS-100 and LJPC-501, and to evaluate whether or not GCS-100 or LJPC-501 should be developed further. If we determine that GCS-100 or LJPC-501 do not warrant further development, we would have only limited cash and would likely be forced to liquidate the Company. In that event, the funds resulting from the liquidation of our assets, net of amounts payable, would likely return only a small amount, if anything, to our shareholders.

The technology underlying our compounds is uncertain and unproven.

The development efforts for GCS-100 and LJPC-501 are based on unproven technologies and therapeutic approaches that have not been widely tested or used. To date, no products that use the GCS-100 or LJPC-501 technology have been approved or commercialized. Application of our technology to treat chronic organ failure and cancer is in early stages. Preclinical studies and future clinical trials of GCS-100 and LJPC-501 may be viewed as a test of our entire approach to developing chronic organ failure and cancer therapeutics. If GCS-100 or LJPC-501 do not work as intended, or if the data from our future clinical trials indicate that GCS-100 or LJPC-501 are not safe and effective, the applicability of our technology for successfully treating chronic organ failure or cancer will be highly uncertain. As a result, there is a significant risk that our therapeutic approaches will not prove to be successful, and there can be no guarantee that our drug technologies will result in any commercially successful products.

Our ability to raise additional capital and enter into strategic transactions requires the approval of our preferred shareholders.

The terms of our Amended and Restated Articles of Incorporation, or the Articles, impose certain restrictions on us and our ability to engage in selected actions that may be out of the ordinary course of business. For example, the Articles provide that without the approval from holders of at least 80% of the then-outstanding preferred stock, we may not: issue capital stock; enter into a definitive agreement that, if consummated, would effect a change of control; amend the Articles; or take corporate action that, if consummated, would represent a strategic transaction. Accordingly, even if we identify an opportunity to further develop GCS-100, LJPC-501 or another drug candidate, our ability to enter into an appropriate arrangement to continue our operations may be more difficult than in the absence of these restrictions. We may be prohibited from developing a partnership to further develop GCS-100 or LJPC-501, or entering into an agreement to acquire rights to another drug candidate for development, if we do not receive approval from the requisite investors. If we cannot develop a product candidate, our resources will continue to be depleted and our ability to continue operations will be adversely affected.

Results from any future clinical trials we may undertake may not be sufficient to obtain regulatory approvals to market our drug candidates in the United States or other countries on a timely basis, if at all.

Drug candidates are subject to extensive government regulations related to development, clinical trials, manufacturing and commercialization. In order to sell any product that is under development, we must first receive regulatory approval. To obtain regulatory approval, we must conduct clinical trials and toxicology studies that demonstrate that our drug candidates are safe and effective. The process of obtaining FDA and foreign regulatory approvals is costly, time consuming, uncertain and subject to unanticipated delays.

The FDA and foreign regulatory authorities have substantial discretion in the approval process and may not agree that we have demonstrated that our drug candidates are safe and effective. If our drug candidates are ultimately not found to be safe and effective, we would be unable to obtain regulatory approval to manufacture, market and sell them. We can provide no assurances that the FDA or foreign regulatory authorities will approve GCS-100 or LJPC-501, or, if approved, what the approved indication for GCS-100 or LJPC-501 might be.

Future clinical trials that we may undertake may be delayed or halted.

Any clinical trials of our drug candidates that we may conduct in the future may be delayed or halted for various reasons, including:

•we do not have sufficient financial resources;
•supplies of drug product are not sufficient to treat the patients in the studies;
•patients do not enroll in the studies at the rate we expect;
•the products are not effective;
•patients experience negative side effects or other safety concerns are raised during treatment;
•the trials are not conducted in accordance with applicable clinical practices;
•there is political unrest at foreign clinical sites; or
•there are natural disasters at any of our clinical sites.

If any future trials are delayed or halted, we may incur significant additional expenses, and our potential approval of our drug candidates may be delayed, which could have a severe negative effect on our business.

If the third-party manufacturers upon which we rely fail to produce our drug candidates that we require on a timely basis, or to comply with stringent regulations applicable to pharmaceutical drug manufacturers, we may face delays in the trials, regulatory submissions, required approvals or commercialization of our drug candidates.

We do not manufacture our drug candidates nor do we plan to develop any capacity to do so. We plan to contract with third-party manufacturers to manufacture GCS-100 and LJPC-501. The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products often encounter difficulties in production, which include difficulties with production costs and yields, quality control and assurance and shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. The third-party manufacturers we may contract with may not perform as agreed or may terminate their agreements with us.

In addition to product approval, any facility in which GCS-100 or LJPC-501 is manufactured or tested for its ability to meet required specifications must be approved by the FDA and/or the EMA before a commercial product can be manufactured. Failure of such a facility to be approved could delay the approval of GCS-100 and LJPC-501.

Any of these factors could cause us to delay or suspend any future clinical trials, regulatory submissions, required approvals or commercialization of GCS-100 and LJPC-501, entail higher costs and result in our being unable to effectively commercialize products.

Our success in developing and marketing our drug candidates depends significantly on our ability to obtain patent protection. In addition, we will need to successfully preserve our trade secrets and operate without infringing on the rights of others.

We depend on patents and other unpatented intellectual property to prevent others from improperly benefiting from products or technologies that we may have developed or acquired. Our patents and patent applications cover various technologies and drug candidates, including GCS-100. There can be no assurance, however, that any additional patents will be issued, that the scope of any patent protection will be sufficient to protect us or our technology, or that any current or future issued patent will be held valid if subsequently challenged. There is a substantial backlog of biotechnology patent applications at the United States Patent and Trademark Office that may delay the review and issuance of any patents. The patent position of biotechnology firms like ours is highly uncertain and involves complex legal and factual questions, and no consistent policy has emerged regarding the breadth of claims covered in biotechnology patents or the protection afforded by these patents. Additionally, a recent U.S. Supreme Court opinion further limits the scope of patentable inventions in the life sciences space and has added increased uncertainty around the validity of certain patents that have been issued or may be the subject of pending patent applications. We intend to continue to file patent applications as we believe is appropriate to obtain patents covering both our products and processes. However, there can be no assurance that patents will be issued from any of these applications, or that the scope of any issued patents will protect our technology.

We do not necessarily know if others, including competitors, have patents or patent applications pending that relate to compounds or processes that overlap or compete with our intellectual property or that may affect our freedom to operate.

There can be no assurance that patents will not ultimately be found to impact the advancement of our drug candidates, including GCS-100 and LJPC-501. If the United States Patent and Trademark Office or any foreign counterpart issues or has issued patents containing competitive or conflicting claims, and if these claims are valid, the protection provided by our existing patents or any future patents that may be issued could be significantly reduced, and our ability to prevent competitors from developing products or technologies identical or similar to ours could be negatively affected. In addition, there can be no guarantee that we would be able to obtain licenses to these patents on commercially reasonable terms, if at all, or that we would be able to develop or obtain alternative technology. Our failure to obtain a license to a technology or process that may be required to develop or commercialize one or more of our drug candidates may have a material adverse effect on our business. In addition, we may have to incur significant expense and management time in defending or enforcing our patents.

We also rely on unpatented intellectual property, such as trade secrets and improvements, know-how, and continuing technological innovation. While we seek to protect these rights, it is possible that:

•	others, including competitors, will develop inventions relevant to our business;

•	our confidentiality agreements will be breached, and we may not have, or be successful in obtaining, adequate remedies for such a breach; or

•	our trade secrets will otherwise become known or be independently discovered by competitors.

We could incur substantial costs and devote substantial management time in defending suits that others might bring against us for infringement of intellectual property rights or in prosecuting suits that we might bring against others to protect our intellectual property rights.

Because a number of companies compete with us, many of which have greater resources than we do, and because we face rapid changes in technology in our industry, we cannot be certain that our products will be accepted in the marketplace or capture market share.

Competition from domestic and foreign biotechnology companies, large pharmaceutical companies and other institutions is intense and is expected to increase. A number of companies and institutions are pursuing the development of pharmaceuticals in our targeted areas. Many of these companies are very large, and have financial, technical, sales and distribution and other resources substantially greater than ours. The greater resources of these competitors could enable them to develop competing products more quickly than we are able to, and to market any competing product more quickly or effectively so as to make it extremely difficult for us to develop a share of the market for our products. These competitors also include companies that are conducting clinical trials and preclinical studies in the field of cancer therapeutics. Our competitors may develop or obtain regulatory approval for products more rapidly than we do. Also, the biotechnology and pharmaceutical industries are subject to rapid changes in technology. Our competitors may develop and market technologies and products that are more effective or less costly than those we are developing or that would render our technology and proposed products obsolete or noncompetitive.

RISK FACTORS RELATING TO OUR COMMON STOCK.

As of December 16, 2013 we had approximately 220.2 million shares of Common Stock outstanding and currently may be required to issue up to approximately 651 million shares of Common Stock upon the conversion of existing preferred stock. Such issuances of Common Stock would be significantly dilutive to our existing common shareholders.

As of September 30, 2013, there were 7,081 shares of Series C-12 Preferred Stock and 3,250 shares of Series F Preferred Stock issued and outstanding. In light of the conversion rate of our preferred stock (86,202 shares of common stock are issuable upon the conversion of one share of Series C-12 Preferred Stock and 14,285 shares of common stock are issuable upon the conversion of one share of Series F Preferred Stock), the conversion of such a large number of preferred shares would require us to issue approximately 651 million shares of common stock, which would dilute the ownership of our existing shareholders and would provide the preferred investors with a sizable interest in the Company.

Assuming the conversion of all preferred stock into common stock at the current conversion rate, we would have approximately 872 million shares of common stock issued and outstanding, although the issuance of the common stock upon the conversion of our preferred stock is limited by a 9.999% beneficial ownership cap for each preferred shareholder. With approximately 220.2 million shares of common stock issued and outstanding as of December 16, 2013, the issuance of 651 million shares of common stock underlying the preferred stock would represent approximately 75% dilution to our existing shareholders. It is possible that our current stock price does not reflect our fully diluted and as-converted capital structure, which means that the conversion of preferred stock into common stock could significantly reduce our stock price.

Our stock has only limited trading volume, which may adversely impact the ability of shareholders to sell shares at a desired price, or to fully liquidate their holdings.

Our stock currently trades on the OTC Markets Group, Inc.’s OTCBB tier. As a result, the market liquidity of our common stock may be adversely affected, as certain investors may not trade in securities that are quoted on the OTCBB, due to considerations including low price, illiquidity, and the absence of qualitative and quantitative listing standards.

In addition, our shareholders’ ability to trade or obtain quotations on our shares may be severely limited because of lower trading volumes and transaction delays. These factors may contribute to lower prices and larger spreads in the bid and ask price for our common stock. Specifically, you may not be able to resell your shares at or above the price you paid for such shares or at all.

The price of our common stock has been, and will be, volatile and may continue to decline.

Our stock has historically experienced significant price and volume volatility and could continue to be volatile. Market prices for securities of biotechnology and pharmaceutical companies, including ours, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The following factors, among others, can have a significant effect on the market price of our securities:

•	significant conversions of preferred stock into common stock and sales of those shares of common stock;

•	results from our preclinical studies and clinical trials;

•	limited financial resources;

•	announcements regarding financings, mergers or other strategic transactions;

•	future sales of significant amounts of our capital stock by us or our shareholders;

•	developments in patent or other proprietary rights;

•	developments concerning potential agreements with collaborators; and

•	general market conditions and comments by securities analysts.

The realization of any of the risks described in these “Risk Factors” could have a negative effect on the market price of our common stock. In addition, class action litigation is sometimes instituted against companies whose securities have experienced periods of volatility in market price. Any such litigation brought against us could result in substantial costs and a diversion of management’s attention and resources, which could hurt our business, operating results and financial condition.

Our common stock is considered a “penny stock” and does not qualify for exemption from the “penny stock” restrictions, which may make it more difficult for you to sell your shares.

Our common stock is classified as a “penny stock” by the Securities and Exchange Commission, or SEC, and is subject to rules adopted by the SEC regulating broker-dealer practices in connection with transactions in “penny stocks.” The SEC has adopted regulations that define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, these rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule relating to the penny stock market. Disclosure is also required to be made about current quotations for the securities and about commissions payable to both the broker-dealer and the registered representative. Finally, broker-dealers must send monthly statements to purchasers of penny stocks disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As a result of our shares of common stock being subject to the rules on penny stocks, the liquidity of our common stock may be adversely affected.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “intends,” “believes,” “anticipates,” “indicates,” “plans,” “intends,” “expects,” “suggests,” “may,” “should,” “potential,” “designed to,” “will” and similar references. Such statements include, but are not limited to, statements about: our ability to successfully develop GCS-100, LJPC-501 and our other product candidates; the future success of our clinical trials with GCS-100 and LJPC-501; the timing for the commencement and completion of clinical trials; and our ability to implement cost-saving measures. Forward-looking statements are neither historical facts nor assurances of future performance. These statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: the risk that our clinical trials with GCS-100 and LJPC-501 may not be successful in evaluating the safety and tolerability of GCS-100 and LJPC-501 or providing preliminary evidence of efficacy; the successful and timely completion of clinical trials; uncertainties regarding the regulatory process; the availability of funds and resources to pursue our research and development projects, including our clinical trials with GCS-100 and LJPC-501; general economic conditions; and those identified in this Registration Statement on Form S-8 under the heading “Risk Factors” and in other filings the Company periodically makes with the Securities and Exchange Commission. Forward-looking statements contained in this Registration Statement on Form S-8 speak as of the date hereof and the Company does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of its Registration Statement on Form S-8.

PLAN OF DISTRIBUTION

The 91,930,707 shares of our Common Stock, or Shares offered by this reoffer prospectus may be sold by the Selling Shareholders. Such sales may be made in one or more transactions at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices, and may be made in the over-the-counter market or any exchange on which our Common Stock may then be listed, or otherwise. In addition, the Selling Shareholders may sell some or all of the Shares through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	in negotiated transactions;

•	in a combination of any of the above methods of sale; or

•	any other method permitted under applicable law.

The Selling Shareholders may, to the extent permitted under Company policies and applicable law, also engage in short sales against the box, puts and calls and other hedging transactions in the Shares or derivatives of the Shares and may sell or deliver the Shares in connection with these trades. For example, the Selling Shareholders may:

•	enter into transactions involving short sales of our Common Stock by broker-dealers;

•	sell our Common Stock short themselves and redeliver any portion of the Shares to close out their short positions;

•
enter into option or other types of transactions that require the Selling Shareholder to deliver Shares to a broker-dealer, who will then resell or transfer the Shares under this reoffer prospectus; or

•	loan or pledge Shares to a broker-dealer, who may sell the loaned Shares or, in the event of default, sell the pledged Shares.

There is no assurance that any of the Selling Shareholders will sell any or all of the Shares offered by them.

The Selling Shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the Selling Shareholders may allow other broker-dealers to participate in resales. However, the Selling Shareholders and any broker-dealers involved in the sale or resale of the Shares may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act.

The Selling Shareholders will be subject to the reoffer prospectus delivery requirements of the Securities Act, unless exempted therefrom.

In addition to selling the Shares under this reoffer prospectus, the Selling Shareholders may:

•
transfer their Shares in other ways not involving market makers or established trading markets, including, but not limited to, directly by gift, distribution, privately negotiated transactions in compliance with applicable law or other transfer; or

•
sell their Shares under Rule 144 of the Securities Act rather than under this reoffer prospectus, if the transaction meets the requirements of Rule 144. Each Selling Shareholder will bear all expenses with respect to the offering of the Shares by such Selling Shareholder.

Each Selling Shareholder will be subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our Common Stock by the Selling Shareholders.

The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell the Shares from time to time under this reoffer prospectus after an amendment has been filed under Rule 424(b) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledge, transferee or other successors in interest as “Selling Shareholders” under this reoffer prospectus.

The Selling Shareholders also may transfer the Shares in other circumstances, in which case the respective pledgees, donees, transferees or other successors in interest may be the selling beneficial owners for purposes of this reoffer prospectus and may sell such Shares from time to time under this reoffer prospectus after an amendment or supplement has been filed under Rule 424(b) or other applicable provision of the Securities Act amending or supplementing the list of Selling Shareholders to include the pledge, transferee or other successors in interest as “Selling Shareholders” under this reoffer prospectus.

We will make copies of this reoffer prospectus available to the Selling Shareholders and have informed them of the need to deliver copies of this reoffer prospectus to purchasers at or prior to the time of any sale of the Shares.

We will bear all costs, expenses and fees in connection with the registration of the Shares. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the resale of the Shares. The Selling Shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act, the Exchange Act and state securities laws, relating to the registration of the Shares offered by this reoffer prospectus.

Once sold under the registration statement of which this reoffer prospectus is a part, the Shares will be freely tradable in the hands of persons other than our affiliates.

USE OF PROCEEDS

The Selling Shareholders will receive all of the proceeds from the sale of the Shares offered for sale under this reoffer prospectus. We will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

SELLING SHAREHOLDERS

This reoffer prospectus covers the sale of an aggregate of up to 91,930,707 shares of our Common Stock, $0.0001 par value per share, by the Selling Shareholders.

Beneficial ownership is determined in accordance with SEC rules, and generally includes voting or investment power with respect to our Common Stock. Shares of Common Stock subject to options, warrants, our Series C-12 Convertible Preferred Stock, Series F Convertible Preferred Stock and other convertible securities that are currently exercisable or convertible within 60 days are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth certain information regarding the Selling Shareholders, the Shares that may be offered by this reoffer prospectus and other shares of Common Stock beneficially owned by them as of December 16, 2013. Selling Shareholders may offer Shares under this reoffer prospectus from time to time and may elect to sell none, some or all of the Shares set forth below. As a result, we cannot estimate the number of shares of Common Stock that a Selling Shareholder will beneficially own after termination of sales under this reoffer prospectus. However, for the purposes of the table below, we have assumed that, after completion of the offering, none of the Shares covered by this reoffer prospectus will be held by the Selling Shareholders. In addition, a Selling Shareholder may have sold, transferred or otherwise disposed of all or a portion of that holder’s Shares since the date on which they provided information for this table. We are relying on the Selling Shareholders to notify us of any changes in their beneficial ownership after the date they originally provided this information. See “Plan of Distribution” beginning on page 8.

Selling Shareholder (1)	Number of Shares Beneficially Owned Before Offering	Number of Shares Covered by This Prospectus	Number of Shares Beneficially Owned After Offering (2)	Percentage of Shares Beneficially Owned after Offering(3)
George F. Tidmarsh, M.D. Ph.D. (4)	69,404,300	68,332,871	1,071,429	0.49%
Saiid Zarrabian (5)	5,461,588	5,461,588	—	—%
Chester S. Zygmont, III (6)	5,972,895	5,608,195	364,700	0.17%
James Rolke (7)	9,873,956	9,873,956	—	—%
Stacey Ruiz (8)	2,854,097	2,654,097	200,000	0.09%

(1)
If required, information about other selling shareholders, except for any future transferees, pledgees, donees or successors of Selling Shareholders named in this table, will be set forth in a reoffer prospectus supplement or amendment to the registration statement of which this reoffer prospectus is a part. Additionally, post-effective amendments to the registration statement will, to the extent necessary, be filed to disclose any material changes to the plan of distribution from the description contained in the final reoffer prospectus.

(2)	This number assumes the sale of all shares offered by this reoffer prospectus.
(3)	This percentage is based upon 220,220,368 shares of Common Stock outstanding on December 19, 2013.
(4)	George F. Tidmarsh, M.D. Ph.D. has served as our President and Chief Executive Officer and one of our directors since January 2012.
(5)	Saiid Zarrabian has served as one of our directors since January 2012.
(6)	Chester S. Zygmont, III has served as our Director of Finance since January 2013.
(7)	James Rolke has served as our Senior Director of Research and Development since January 2012.
(8)	Stacey Ruiz has served as our Director of Research and Development since January 2013.

LEGAL MATTERS

Certain legal matters relating to the validity of the Shares offered by this reoffer prospectus will be passed upon for us by Ropes & Gray LLP, San Francisco, California.

EXPERTS

Our audited financial statements as of December 31, 2012, incorporated by reference into this reoffer prospectus, have been audited by Squar, Milner, Peterson, Miranda & Williamson, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of December 31, 2011 and for the year then ended incorporated by reference in this Reoffer Prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are required to comply with the reporting requirements of the Exchange Act and file annual, quarterly and other reports with the SEC. We are also subject to the proxy solicitation requirements of the Exchange Act. We make available free of charge on our website our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We also deliver to our holders of common stock annual reports containing consolidated financial statements prepared in accordance with United States generally accepted accounting principles and audited and reported on, with an opinion expressed thereto, by an independent registered public accounting firm.

You may read and copy all or any portion of the registration statement, of which this reoffer prospectus is a part, or any reports, statements or other information we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DE 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, will also be available to you on the SEC’s website at www.sec.gov. In addition, you may request a copy of these filings (excluding exhibits) at no cost by writing or telephoning us at the following address or telephone number:

La Jolla Pharmaceutical Company
Investor Relations
4660 La Jolla Village Drive, Suite 1070
San Diego, California 92122
Telephone: (858) 207-4264

We maintain a website at www.ljpc.com. Our website and the information contained on that site, or connected to that site, is not part of or incorporated by reference into this reoffer prospectus.

No person is authorized to give any information or to make any representations other than those contained in this reoffer prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this reoffer prospectus nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth herein or in our affairs since the date of this reoffer prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this reoffer prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering:

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012;

•	The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on May 13, 2013;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013; and

•
The Registrant’s Current Reports on Form 8-K filed with the Commission on January 14, 2013, January 17, 2013, January 28, 2013, January 31, 2013, February 5, 2013, April 29, 2013, June 10, 2013, September 25, 2013 and October 17, 2013.

You may request a copy of these filings (excluding exhibits) at no cost by writing or telephoning us at the following address or telephone number:

La Jolla Pharmaceutical Company
Investor Relations
4660 La Jolla Village Drive, Suite 1070
San Diego, California 92122
Telephone: (858) 207-4264

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with or furnished to the Securities and Exchange Commission, or SEC by the registrant, are incorporated herein by reference and made a part hereof:

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012;

•	The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on May 13, 2013;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013; and

•
The Registrant’s Current Reports on Form 8-K filed with the SEC on January 14, 2013, January 17, 2013, January 28, 2013, January 31, 2013, February 5, 2013, April 29, 2013, June 10, 2013, September 25, 2013 and October 17, 2013.

All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded, to constitute a part of this Registration Statement. Under no circumstances will any information filed under items 2.02 or 7.01 of Form 8-K be deemed to be incorporated by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

The following description of our Common Stock, par value $0.0001 per share, sets forth general terms and provisions of our Common Stock. The following summary of our Amended and Restated Articles of Incorporation (the “Articles”) and Bylaws does not describe the Articles and Bylaws entirely. We urge you to read our Articles and Bylaws which are incorporated by reference as exhibits to this Registration Statement.

Voting Rights. Holders of our Common Stock are entitled to one vote per share on all matters to be voted upon by our shareholders. The vote of the holders of a majority of the stock present and entitled to vote at a meeting at which a quorum is present is generally required to take shareholder action, unless a greater vote is required by law or specifically required by our Articles or Bylaws. Per California law, cumulative voting will be permitted until our Common Stock is listed on the New York Stock Exchange, NYSE MKT, the NASDAQ Global Market or the NASDAQ Capital Market. Special shareholder meetings may be called by the Chairman of the Board of Directors, the President, the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors we would have if there were no vacancies, or the holders of 10% or more of outstanding shares of our Common Stock. Any shareholder action may be taken by written consent signed by the holders of outstanding shares having no less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted. In addition, our Bylaws include an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to matters to be brought before an annual meeting or special meeting of shareholders.

Dividends and Other Rights. Holders of our Common Stock are entitled to receive, as when and if declared by the Board of Directors from time to time, such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes subject to any dividend preferences that may be attributable to preferred stock that may be authorized. In the event of our liquidation, dissolution or winding up, after all liabilities and the holders of each series of preferred stock, if any, have been paid in full, the holders of our Common Stock are entitled to share ratably in all remaining assets available for distribution. Our Common Stock has no preemptive, subscription, redemption or conversion rights. There are no sinking fund provisions applicable to our Common Stock.

Board of Directors. The Board of Directors will not be classified. At each annual meeting, the successors to the directors whose term expire at that meeting are elected for a term of office to expire at the next annual meeting after their election or until their successors have been duly elected and qualified. Directors may be removed with or without “cause” by a shareholder vote, unless a number of shares sufficient to elect such director (if voted cumulatively) vote against removal. Vacancies may be filled by the Board of Directors or by the shareholders, provided that only shareholders may fill vacancies created with the removal of a director.

Transfer Agent. American Stock Transfer & Trust Company, LLC is the Transfer Agent and Registrar for the shares of our Common Stock.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The registrant’s Articles provide that the liability of the directors of the Company for monetary damages is eliminated to the fullest extent permitted by California law. The Articles and Bylaws provide that the registrant shall fully indemnify its directors and officers who were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director or officer of another corporation or other enterprise or was a director or officer of a corporation that was a predecessor corporation of the registrant, against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the registrant and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. To indemnify expenses, judgments, etc., California law requires a determination by (a) majority vote of a quorum of disinterested directors, (b) independent legal counsel in a written opinion if such a quorum of directors is not obtainable (c) shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon, if any, or (d) the court in which the proceeding is or was pending upon application made by the registrant, agent or other person rendering services in connection with the defense, whether or not the application by such person is opposed by the registrant, that the person seeking indemnification has satisfied the applicable standard of conduct. The registrant has also entered into indemnification agreements with its directors and officers that provide indemnification to the fullest extent permitted by California law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation*
4.2	Bylaws (2)
5.1	Opinion of Ropes & Gray LLP*
23.1	Consent of BDO USA, LLP*
23.2	Consent of Squar, Milner, Miranda, Peterson & Williamson, LLP*
23.3	Consent of Ropes & Gray LLP (filed as a part of Exhibit 5.1)
24.1	Power of Attorney (set forth on signature page)
99.1	2013 Equity Incentive Plan (1)
99.2	Restricted Stock Agreement between the Registrant and George F. Tidmarsh, M.D., Ph.D., dated April 10, 2012*
99.3	Restricted Stock Agreement between the Registrant and George F. Tidmarsh, M.D., Ph.D., dated April 29, 2013*
99.4	Restricted Stock Agreement between the Registrant and George F. Tidmarsh, M.D., Ph.D., dated September 24, 2013*
99.5	Restricted Stock Agreement between the Registrant and Saiid Zarrabian, dated April 10, 2012*
99.6	Restricted Stock Agreement between the Registrant and Saiid Zarrabian, dated April 29, 2013*
99.7	Restricted Stock Agreement between the Registrant and Saiid Zarrabian, dated September 24, 2013*
99.8	Restricted Stock Agreement between the Registrant and James Rolke, dated April 10, 2012*
99.9	Restricted Stock Agreement between the Registrant and James Rolke, dated April 29, 2013*
99.1	Restricted Stock Agreement between the Registrant and James Rolke, dated September 24, 2013*
99.11	Restricted Stock Agreement between the Registrant and Chester S. Zygmont, III, dated April 29, 2013*
99.12	Restricted Stock Agreement between the Registrant and Chester S. Zygmont, III, dated September 24, 2013*
99.13	Restricted Stock Agreement between the Registrant and Stacey Ruiz, dated September 24, 2013*
__________________________

*	Filed herewith

(1)	Previously filed with the Company's Current Report on Form 8-K, filed September 25, 2013 and incorporated herein by reference.

(2)	Previously filed with the Company's Current Report on Form 8-K, filed June 20, 2012 and incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, California, on December 20, 2013.

LA JOLLA PHARMACEUTICAL COMPANY
By:	/s/ George F. Tidmarsh
George F. Tidmarsh, M.D., Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints George F. Tidmarsh, M.D., Ph.D., his attorney-in-fact, with power of substitution, in his name and in the capacity indicated below, to sign any and all further amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ George F. Tidmarsh	President, Chief Executive Officer and Director (Principal Executive, Financial and Accounting Officer)	December 20, 2013
George F. Tidmarsh, M.D., Ph.D.

/s/ Saiid Zarrabian	Director, Chairman of the Board	December 20, 2013
Saiid Zarrabian

/s/ Craig Johnson	Director	December 20, 2013
Craig Johnson

/s/ Laura L. Douglass	Director	December 20, 2013
Laura L. Douglass

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation*
4.2	Bylaws (2)
5.1	Opinion of Ropes & Gray LLP*
23.1	Consent of BDO USA, LLP*
23.2	Consent of Squar, Milner, Miranda, Peterson & Williamson, LLP*
23.3	Consent of Ropes & Gray LLP (filed as a part of Exhibit 5.1)
24.1	Power of Attorney (set forth on signature page)
99.1	2013 Equity Incentive Plan (1)
99.2	Restricted Stock Agreement between the Registrant and George F. Tidmarsh, M.D., Ph.D., dated April 10, 2012*
99.3	Restricted Stock Agreement between the Registrant and George F. Tidmarsh, M.D., Ph.D., dated April 29, 2013*
99.4	Restricted Stock Agreement between the Registrant and George F. Tidmarsh, M.D., Ph.D., dated September 24, 2013*
99.5	Restricted Stock Agreement between the Registrant and Saiid Zarrabian, dated April 10, 2012*
99.6	Restricted Stock Agreement between the Registrant and Saiid Zarrabian, dated April 29, 2013*
99.7	Restricted Stock Agreement between the Registrant and Saiid Zarrabian, dated September 24, 2013*
99.8	Restricted Stock Agreement between the Registrant and James Rolke, dated April 10, 2012*
99.9	Restricted Stock Agreement between the Registrant and James Rolke, dated April 29, 2013*
99.10	Restricted Stock Agreement between the Registrant and James Rolke, dated September 24, 2013*
99.11	Restricted Stock Agreement between the Registrant and Chester S. Zygmont, III, dated April 29, 2013*
99.12	Restricted Stock Agreement between the Registrant and Chester S. Zygmont, III, dated September 24, 2013*
99.13	Restricted Stock Agreement between the Registrant and Stacey Ruiz, dated September 24, 2013*
__________________________

*	Filed herewith

(1)	Previously filed with the Company's Current Report on Form 8-K, filed September 25, 2013 and incorporated herein by reference.

(2)	Previously filed with the Company's Current Report on Form 8-K, filed June 20, 2012 and incorporated herein by reference.